Exhibit 99.1
For More Information Contact:
Brent Giles
(573) 761-6100

HAWTHORN BANCSHARES, INC. REPOSITIONS BALANCE SHEET

Jefferson City, MO – December 18, 2023 – Hawthorn Bancshares, Inc. (NASDAQ: HWBK) (the "Company"), the parent company of Hawthorn Bank (the "Bank"), implemented a balance sheet repositioning strategy of its portfolio of available-for-sale investment securities.
The Bank sold $83.7 million in book value of investment securities, with an average yield of 1.57%, for an after-tax realized loss of $9.1 million. Investment securities sold included $1.0 million of U.S. Treasury securities, $57.1 million of mortgage-backed securities, $20.5 million U.S. Government-sponsored agencies, and $5.1 million of municipal securities. The proceeds will be reinvested in assets with higher yields and to pay down borrowings.
CEO Brent Giles stated, " We elected to proactively reposition our securities portfolio during the fourth quarter, which we expect to be accretive to earnings, net interest margin and return on assets in future periods".
The loss on the sale of securities is expected to have a neutral impact on the Company's consolidated shareholders' equity and tangible book value per share. After the repositioning, the Bank's regulatory capital levels remained well above those required to be categorized as well-capitalized.
About Hawthorn Bancshares, Inc.
Hawthorn Bancshares, Inc. (NASDAQ: HWBK), a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank. With $1.9 billion in assets, Hawthorn Bank is a full-service bank offering a wide range of financial services to commercial and retail clients. It operates 20 branches and approximately 40 ATMs located in Missouri communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield and the greater Kansas City metropolitan area.

Contact:
Hawthorn Bancshares, Inc.
Brent M. Giles, Chief Executive Officer
bgiles@hawthornbank.com
573.761.6100
Source: Hawthorn Bancshares, Inc.
Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and include those relating to the Company's balance sheet repositioning and the expected effects thereof. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors: competitive pressures in the banking industry; changes in the interest rate environment; general economic conditions; changes in the quality of the Company's loans and other assets; legislative, regulatory or tax law changes; credit and market risks relating to increasing inflation; changes in the securities markets and the value of the Company's investments; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; and the Company's ability to maintain sufficient liquidity, primarily through deposits, in light of recent events in the banking industry.Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.